                                                                   Exhibit 13(b)

                          CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Per-Unit Income and Changes in Accumulation Unit Value" and "Experts" and to the use of our report dated January 30, 1998, with respect to the statement of assets and liabilities, including the portfolio of investments, as of December 31, 1997 and the related statement of operations for the year then ended and the statements of changes in contract owners' equity for each of the two years in the period then ended and the table of per-unit income and changes in accumulation unit value for each of the three years in the period then ended of Franklin Life Variable Annuity Fund A, and our report dated February 23, 1998, with respect to the consolidated financial statements of The Franklin Life Insurance Company as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, the eleven months ended December 31, 1995 and the one month ended January 31, 1995, in this Post-Effective Amendment No. 45 to the Registration Statement on Form N-3 (No. 2-36394) under the Securities Act of 1933 and Registration Statement (No. 811-1990) under the Investment Company Act of 1940 and related Prospectus and Statement of Additional Information of Franklin Life Variable Annuity Fund A.





                                             /s/ Ernst & Young LLP
                                                 -----------------
                                                 ERNST & YOUNG LLP





Chicago, Illinois
April 28, 1998